Exhibit 99.1

Vivos Therapeutics Reports Fourth Quarter and Full Year 2023 Financial Results and Provides Operational Update

Positive Business Momentum and Sales Pipeline Growth Following FDA 510(k) Clearance of Vivos’ Proprietary Oral Medical Devices to Treat Severe Obstructive Sleep Apnea

Annual Operating Expenses Declined 27% Due to Success of Cost Cutting Initiatives

Management to Host Conference Call Today at 5:00 pm ET

LITTLETON, Colo., March 28, 2024 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a leading medical device and technology company specializing in the development and commercialization of highly effective proprietary treatments for sleep related breathing disorders (including all severities of obstructive sleep apnea (OSA in adults)), today reported financial results and operating highlights for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter and Full Year 2023 Financial and Operating Summary

●	Revenue was $3.2 million for the fourth quarter of 2023 and $13.8 million for the full year ended December 31, 2023, compared to $4.0 million and $16.0 million for the fourth quarter and full year ended December 31, 2022, respectively, mainly due to lower appliance revenue and Vivos Integrated Provider (VIP) enrollments, offset by increased revenue from home sleep testing services and seminars conducted at the Vivos Institute in Denver. Importantly, Vivos believes that governmental investigations of unrelated third parties with non-FDA approved products in the sleep apnea treatment space adversely impacted new Vivos case starts and VIP enrollments during 2023.

●	Gross profit was $2.1 million for the fourth quarter of 2023 and $8.3 million for the full year ended December 31, 2023, compared to $2.4 million and $10.0 million for the comparable periods in 2022, respectively, attributable primarily to the decrease in revenue;

●	Gross margin was 64% and 60% for the fourth quarters of 2023 and 2022, respectively. For the full year ended December 31, 2023, gross margin was 60%, compared 63% for the full year ended December 31, 2022;

●	Operating expenses for the fourth quarter of 2023 decreased by a significant amount ($2.2 million, or 26%) versus the fourth quarter of 2022, reflecting Vivos’ previously announced cost-cutting initiatives including personnel and related expenses. For the full year ended December 31, 2023 operating expenses decreased by $9.5 million or 27%, compared to the full year 2022;

●	Vivos’ cost-cutting initiatives also led to significant year-over-year reductions of net loss of $1.8 million, or a 30% reduction, and $10.3 million, or a 43% reduction, for the fourth quarter and full year ended December 31, 2023, respectively, compared to the same periods in 2022. Vivos plans to utilize its cost reductions to help achieve cash flow positive operations by the end of 2024 should revenue increase as planned;

●	Cash and cash equivalents were $1.6 million at December 31, 2023. Subsequent to year end, in February 2024, an outstanding common stock purchase warrant held by an institutional investor to purchase an aggregate of 980,393 shares of Vivos common stock was exercised for gross proceeds of approximately $4.0 million;

●	As of December 31, 2023, patients treated with Vivos’ patented oral appliances totaled over 42,000 worldwide, compared to over 33,000 as of the end of 2022. Vivos has also trained more than 1,900 dentists in the use of The Vivos Method and Vivos’ related value-added services, compared to over 1,700 as of the end of 2022;

●	In October 2023, Vivos announced two key strategic agreements with Ormco, a division of publicly-traded Envista Holdings Corporation, and On Demand Orthodontist (ODO), offering Vivos’ national network of providers access to Spark™ Clear Aligners. The agreements will expand Vivos’ current product line and are expected to create near term additional revenue opportunities;

●	Also in October, Vivos announced an exclusive distribution agreement with NOUM DMCC (“Noum”), a Dubai-based company focused on diagnostic testing and treatment product distribution for healthcare providers and hospital networks treating obstructive sleep apnea patients throughout the Middle East-North Africa (MENA) region. Subject to regulatory approvals, Vivos could see revenue from this collaboration in 2024;

●	Later in October, Vivos announced that its flagship daytime-nighttime appliance (DNA) will be tested in a clinical trial at Stanford Medicine. The protocol has been finalized and participant enrollment will begin in 2024. Study participants with moderate to severe OSA will be randomly assigned to either treatment with Vivos’ DNA appliance or CPAP (continuous positive airway pressure) machine, the current industry standard for OSA treatment. Sleep studies will be performed prior to and following a course of treatment using in-lab polysomnography to assess changes in the patients’ apnea-hypopnea index (AHI);

●	On October 27, 2023, Vivos effected a 1-for-25 reverse stock split of its issued and outstanding common stock. The reverse stock split was approved at Vivos’ 2023 Annual Meeting of Stockholders on September 22, 2023;

●	In November 2023, Vivos amended its national distribution agreement with Lincare, a leading supplier of in-home respiratory therapy products and services for approximately 1.8 million patients, giving Lincare a six-month exclusivity period to distribute certain designated Vivos devices. The agreement follows the successful conclusion of a distribution pilot with Lincare, and marks an important milestone in Vivos’ strategy to engage with leading durable medical equipment (DME) companies in the United States; and

●	Later in November, Vivos was granted 510(k) clearance from the U.S. Food and Drug Administration (FDA) for treating severe OSA in adults using the Vivos’ removable CARE (Complete Airway Repositioning and/or Expansion) oral appliances. Vivos’ CARE appliances include the flagship DNA oral appliance, the mRNA oral appliance and the mmRNA oral appliance. This represents the first time the FDA has ever granted an oral appliance a clearance to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, stated, “In 2023, we took a number of steps to expand our portfolio of proprietary products, open up new revenue streams, lower our cost structure and strengthen our liquidity position. We also worked tirelessly to expand our FDA approvals to put ourselves in a better position for long-term revenue growth. We have made substantial progress and are now starting to see the benefits of our actions. In 2023, our operating expenses declined by 27% annually. That is no small feat and it speaks to the tremendous efforts of our entire team. Also, these are not one-time cost reductions. Our results represent ongoing cost efficiencies we have achieved throughout our entire organization. Based on our progress to date and our revenue growth efforts for 2024, we continue to anticipate becoming cash flow positive from operations by the end of this year.”

“We also took actions to strengthen our capital structure and improve our liquidity. Last year, we effected a 1-for-25 reverse stock split to come back into compliance with Nasdaq’s minimum bid requirement. More recently, we completed a $4 million private placement in November and in February we completed a warrant exercise transaction that generated about $4 million in gross proceeds. While we expect to look to raise additional capital in 2024, we believe these actions will go a long way toward providing us with the necessary capital resources to enact our near and longer-term growth plans.

“In addition, throughout 2023 we established a number of key relationships to expand our product line and extend our international presence into the Middle East/North Africa (MENA) region. We have also begun to actively cultivate relationships and collaborations with medical doctors to assist in treating their OSA patients by local Vivos-trained dentists. We expect that over time, these relationships will drive higher patient referrals and create long-term revenue opportunities for us.

“Perhaps most important, in November, we received FDA 510(k) clearance for our CARE oral medical devices to treat severe OSA. Since then, we’ve received high levels of inquiries related to our Vivos CARE products that treat OSA in adults. As a result, signed VIP enrollment contracts in the fourth quarter increased 38% sequentially. We are thrilled by this recent business momentum and expect these higher inquiries and expanded sales pipeline could create opportunities for revenue growth in 2024.

“As we move through the new year, macroeconomic trends exiting 2023 and in early 2024 give us optimism that the larger environment is improving. At the same time, we are seeing increased interest from dentists and medical professionals related to our growing portfolio of products, driven by our new FDA clearance for severe OSA. The FDA clearance to treat severe OSA has provided the credibility we have needed for medical doctors to recommend Vivos oral medical devices to their patients. Given all this, the key relationships we’ve established, our success in managing costs and reducing our cash burn, our increased liquidity and enhanced capital structure, we are extremely excited about our prospects for this year. We believe we have all the necessary tools in place to implement our growth plans, drive increased revenues and achieve cash flow positive operations and profitability in the foreseeable future, and we remain committed to doing so,” Mr. Huntsman concluded.

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time (details below), where management will discuss further details on topics including: (i) Vivos’ expanded product line and revenue potential, (ii) the potential significant impact of Vivos’ recent strategic collaborations on Vivos’ near-term revenue growth, (iii) an update on Vivos’ DME sales and marketing efforts; (iv) additional programs for dentists to enroll with Vivos, and (v) Vivos’ current cash position and actions taken to reduce expenses.

In addition, further information on Vivos’ financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Annual Report on Form 10-K for the twelve months ended December 31, 2023, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-K report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Conference Call

To access Vivos’ investor conference call, please dial (888) 886-7786, or for international callers, (416) 764-8658. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 27185528. The replay will be available until April 11, 2024.

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical and cost-effective solution for treating mild to severe OSA. It has proven effective in over 42,000 patients treated worldwide by more than 1,900 trained dentists.

The Vivos Method includes treatment regimens that employ the proprietary CARE appliance therapy and other modalities that alter the size, shape and position of the soft tissues that comprise a patient’s upper airway and/or palate. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild-to-severe OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including, without limitation, the results of the Company’s sales and marketing initiatives and results of operations) may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to implement revenue, sales, marketing, collaboration and other strategies that increase revenues, (ii) the risk that some patients may not achieve the desired results from using Vivos’ products, (iii) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea treatment sector; (iv) the risk that Vivos may be unable to secure additional financing on reasonable terms when needed, if at all, or maintain its Nasdaq listing and (v) other risk factors described in Vivos’ filings with the SEC. Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations and Media Contact:

Julie Gannon

Investor Relations Officer

720-442-8113

jgannon@vivoslife.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Balance Sheets

December 31, 2023 and 2022

(In Thousands, Except Per Share Amounts)

	2023	2022

Current assets
Cash and cash equivalents	$1,643	$3,519
Accounts receivable, net of allowance of $250 and $712, respectively	202	457
Prepaid expenses and other current assets	616	1,448

Total current assets	2,461	5,424

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,314	3,082
Operating lease right-of-use asset	1,385	1,695
Intangible assets, net	420	302
Deposits and other	307	374

Total assets	$10,730	$13,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,145	$1,411
Accrued expenses	2,334	1,912
Current portion of contract liabilities	2,138	2,926
Current portion of operating lease liability	474	419
Other current liabilities	198	145

Total current liabilities	7,289	6,813

Long-term liabilities
Contract liabilities, net of current portion	289	112
Employee retention credit liability	1,220	-
Operating lease liability, net of current portion	1,521	1,994

Total liabilities	10,319	8,919

Commitments and contingencies	-	-

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 1,833,877 shares as of December 31, 2023 and 920,592 shares as December 31, 2022	-	-
Additional paid-in capital	93,462	84,269
Accumulated deficit	(93,051)	(79,468)
Total stockholders’ equity	411	4,801
Total liabilities and stockholders’ equity	$10,730	$13,720

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Operations

Years Ended December 31, 2023 and 2022

(In Thousands, Except Per Share Amounts)

	2023	2022
Revenue
Product revenue	$6,270	$8,381
Service revenue	7,531	7,643
Total revenue	13,801	16,024

Cost of sales (exclusive of depreciation and amortization shown separately below)	5,530	6,005

Gross profit	8,271	10,019

Operating expenses
General and administrative	22,479	29,041
Sales and marketing	2,467	5,340
Depreciation and amortization	621	669

Total operating expenses	25,567	35,050

Operating loss	(17,296)	(25,031)

Non-operating income (expense)
Other expense	(212)	(190)
PPP loan forgiveness	-	1,287
Excess warrant fair value	(6,453)	-
Change in fair value of warrant liability, net of issuance costs of $645	10,231	-
Other income	147	89
Loss before income taxes	(13,583)	(23,845)

Net loss	$(13,583)	$(23,845)

Net loss per share (basic and diluted)	$(11.14)	$(25.90)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	1,219,381	920,592